PROSPECTUS

DALLAS RAILROAD COMPANY

No minimum/maximum of 1,400,000 shares of common stock
Price per share: $0.125
Total proceeds if maximum sold: $175,000

This is our initial public offering so there is no public market for our shares.

An investment in our Company is risky, especially given its young age. Only people who can afford to lose the money they invest in our Company should invest in our shares. A FULL DISCUSSION OF THE RISKS OF OWNING OUR SHARES BEGINS AT PAGE 2 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              Price to Public           Underwriting Discount            Proceeds to Issuer
                                                           and Commissions
Per Share                         $0.125                        None                           $0.125
Total Maximum                    $175,000                       None                          $175,000

We will sell the shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our shares using our best efforts and no one has agreed to buy any of our shares. There is no minimum amount of shares we must sell so no money raised from the sale of our stock will go into escrow, trust or another similar arrangement. The offering will remain open until 180 days after our registration statement has been declared effective by the Securities and Exchange Commission. We may extend the offering for an additional 90 days in our discretion if we think it will generate enough additional sales to justify such extension.

The information in this prospectus is not complete and may be changed. We may not sell these shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Until _____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

 ~~APRIL 30~~ August 26, , 2004

SUMMARY OF THE OFFERING...........................................................................................1

RISK FACTORS......................................................................................................2

         We are a development stage company, with no significant history of operations you can examine to know if we have the ability TO
                  TO successfully conduct business................................................................2
         Even if we sell all of the shares offered, we will not have significant funds so that a financial reversal could wipe out any reserves we might otherwise have..........................2
         Because this is a "best efforts" offering, we have no assurances that any of our stock will be sold....................................................................................2
      If we are unable to have our car refurbished to comply with Amtrak & VIA regulations we would not be able to use our car on as many rail lines as we plan and thus might make less money  operations .............................................3
     We have no underwriters so no other 3rd party withwith a finanial interest has reviewed this offering for fairness .................................................................... 3
        We have no history of profits and no assurances of profits ever developing.............................. 2 3
     To this point, we have been dependent upon loans from our management:
                  if we are required to immediately pay our loans, we may not have sufficient funds to continue business ..........................................................3
        Our success will depend greatly upon our directors and officer...........................................3
        Our management and related persons will have voting control of us, even if all of the shares offered are sold................................................................. ~~4~~ 3
        Because we only have one director, the compensation of our officer is in the sole discretion of ~~two people~~ one person ......................................................4
        Because the price at which the shares are offered is higher than our current per share value, immediate dilution of value of our stock will occur......................................4
        Because we have issued shares that may become eligible for resale under Rule 144, a large amount of our stock could be sold, potentially depressing our stock price.....................................................................................4
        Because we do not expect to pay dividends on our common stock in the foreseeable future, shareholders may have no way to recoup any of their investment..........................4
        There is no public market for our shares and should be considered an illiquid investment............................................................................ ~~5~~ 4
        Our stock will probably be subject to the penny stock regulations and may be more difficult to sell than other registered stock...................................................5

USE OF PROCEEDS.................................................................................................. ~~6~~ 5

DETERMINATION OF OFFERING PRICE.................................................................................. ~~6~~ 7

DILUTION ........................................................................................................ ~~6~~ 7

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
         ACT LIABILITIES.........................................................................................11

DESCRIPTION OF BUSINESS..........................................................................................12

MANAGEMENTS DISCUSSION AND ANALYSIS OR PLAN OF OPERATION........................................................1 ~~4~~ 6

DESCRIPTION OF PROPERTY.........................................................................................1 ~~6~~ 8

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................................................................1 ~~7~~ 9

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS....................................................... ~~18~~ 20

EXECUTIVE COMPENSATION......................................................................................... ~~18~~ 20

FINANCIAL STATEMENTS............................................................................................2 ~~0~~ 2

SUMMARY OF THE OFFERING

THE COMPANY:                                Dallas Railroad Company is a corporation formed under
                                            the laws of Nevada on March 5, 2001, whose principal
                                            executive offices are located in Dallas, TX.  We are a
                                            development stage company ~~with only minimal revenue~~
                                            ~~We expect to use the net proceeds of this offering to~~
                                            ~~renovate~~ have generated no revenue from operations in
                                            the last 2 years, have achieved losses since inception and have relied upon the sale of our securities and loans from our offier, director and control shareholder to fund
                                            operations.  We own a 1928 Pullman Railroad car ~~and~~
                                            ~~pay off some portion of our loans that we incurred to~~
                                            ~~purchase the car and for general working capital~~
                                            ~~purposes~~ named Philadelphia.  Our plan is to  lease the railcar to both public and private groups for a  fee.  We
                                            maintain our executive offices at 2603 Fairmount Street,
                                            Suite 200, Dallas, TX, 75201.

SECURITIES OFFERED:                         We are offering up to a maximum of 1,400,000 shares of
                                            common stock, $0.001 par value per share.  ~~THE SHARES~~
                                            ~~ARE OFFERED AT $0.125 PER SHARE FOR TOTAL GROSS OFFERING~~
                                            ~~PROCEEDS OF $175,000, ASSUMING THE MAXIMUM AMOUNT IS~~
                                            ~~SOLD.~~

PRICE OF                                    The shares are offered at $0.125 per share for total gross
SECURITIES OFFERED:                         offering proceeds of $175,000, assuming the maximum
                                            amount is sold

SHARES OF COMMON                            ~~1,400,000~~  1,000,000 shares
STOCK OUTSTANDING
AS OF THE DATE OF THIS
PROSPECTUS:

SHARES OF COMMON                            2,400,000 shares
STOCK OUTSTANDING
AFTER OFFERING,
ASSUMING MAXIMUM
AMOUNT SOLD:

SUMMARY FINANCIAL                           The following summary financial information is provided
INFORMATION:                                for the 12 months ending December 31, 200 ~~2~~ 3 and the
                                            ~~12~~ 3  months ending ~~DECEMBER~~ MARCH 31 , 200 ~~3~~ 4 :
                                                             DECMAR. 31, 20034       Dec 31, 20023
                                                               (UNAUDITED)
                                            Total Assets:      $ ~~107~~ $75,7 ~~2~~ 69           $9 ~~1~~ 7,~~653~~ 884
                                            Total Debt:        $ ~~75~~ $79,855        $81,902 ~~$61,190~~

                                            Total Shareholders Equity:   ($~~25~~4,~~827~~086         $~~30~~15,~~463~~982
                                            Total Revenues:               $~~0~~  3000            $12,000
                                            Total Expenses:              $  8,663$2323,025068        $26,481
                                            Net (Loss)                     (~~$  8,663)~~($20,068)   ($~~23~~14,~~025~~481)

TERMS OF THE OFFERING:                      There is no minimum offering.  Accordingly, as shares are
                                            sold, we will use the money raised for our activities.  The offering will remain open until 180 days after the
                                            registration statement is declared effective by the
                                            Securities and Exchange Commission, unless we decide
                                            to cease selling efforts prior to this date.  We may extend the offering for an additional 90 days in our discretion if we think it will generate enough additional sales to justify such extension.

USE OF PROCEEDS:                            We intend to use the net proceeds of this offering
                                            primarily to repay ~~our railcar the~~ loans we incurred to acquire ~~the~~ our rail car, renovate the car to Amtrak
                                            operating standards,  market the car for lease, build a web site and for general working capital.

PLAN OF DISTRIBUTION:                       This is a best efforts ~~underwriting~~ offering, with no
                                            commitment by anyone to purchase any shares.  The
                                            shares will be offered and sold by our principal executive officer and ~~directors~~ director, Craig Stewart, , so no underwriters will be used.  However, we hope to have a
                                            market maker apply to have prices for our shares quoted
                                            on the bulletin board maintained by the National
                                            Association of Securities Dealers after we complete our
                                            offering.

RISK FACTORS

An investment in the shares involves a high degree of risk, including a risk of loss of an investor’s entire investment in Dallas Railroad Company. Prospective investors should consider carefully, in addition to the other information contained in this prospectus, the following discussion of what we think are the material risk factors associated with this offering before purchasing any shares.

We are a development stage company, with no significant history of operations that you can examine to know if we have the ability to successfully conduct business. We were incorporated on March 5, 2001, and are a start up company with very little operating history ~~or~~ >and revenues. As a result, we do not have ~~no meaningful~~ a lengthy financial history that you can review to ~~see if~~ determine how we have ~~made money in the past~~ fared over a significant period of time . Although past performance is no guarantee of future success, if we had a long financial record, you could more accurately determine whether we are capable of implementing our business plan and increasing the value of our stock.

Even if we sell all of the shares offered, we will not have significant funds so that a financial reversal could wipe out any reserves we might otherwise have , thus potentially causing investors to lose most or all of their investment . We are only seeking to raise $175,000. As a result, even if we sell all of the shares we are offering, we will still be considered an extremely small company , ~~even if we sell all of the stock we are trying to sell~~ . Because we will have so little money, ~~any~~ we will not have substantial reserves on which we could rely in the event of a significant financial reversal ~~could totally wipe out any reserve we had hoped to have~~ so that we might not be able to survive such a reversal. This could cause investors to lose their investment .

Because this is a “best efforts” offering, we have no assurances that any of our stock will be sold so that if we do not raise enough money to carry out our business plan, those people who do purchase our stock may ~~have a greater proportionate risk to~~ still lose their money investment in our company . This offering is being conducted on a “best efforts” basis, meaning that no underwriter has agreed to buy our shares. As such, we have no assurances as to what level of proceeds, if any, will be obtained. To fully implement our business plan for the next 12 months, we need to receive the $175,000 sought to be raised. In the event we fail to obtain all or substantially all of the proceeds sought in this offering, our ability to effectuate our business plan will be materially adversely affected, and investors may lose all or substantially all of their investment.

If we are unable to have our car refurbished to comply with Amtrak & VIA (Via Rail Canada, Canada’s national passenger rail service), regulations, we ~~may~~ would not be able to use our car on as many rail lines as we plan and thus make less money than we have planned from our operations. We hope to conduct sufficient repairs and renovations on our car so that we will be able to comply with Amtrak and VIA regulations and, therefore, be able to rent our car for use on either Amtrak or VIA lines. If we are not successful in attaining these standards, we will not be able to use our car on Amtrak or VIA lines, thus severely limiting the amount and type of track on which we can operate our car.

We have no underwriters so no other 3rd party with a financial interest has reviewed this offering for fairness. We are offering these shares through our officer and directors and are not using an underwriter. As a result, no other person sophisticated in financial affairs has reviewed this offering to determine if it is fair or if our business plan makes financial sense. Consequently, the shares may be priced too high for what they are intrinsically worth.

We have no history of profits and no assurances of profits ever developing. As with most development stage companies, we have experienced losses since inception. If only limited funds are raised in this offering, the risk of our financial failure is high.

To this point, we have been dependent upon loans from our management and controlling shareholder to survive; if we are required to immediately pay our loans, we may not have sufficient funds to do so and may be forced out of business. We have been dependent upon loans from members of management to sustain our development activities to date. In our discretion, if we receive the maximum proceeds sought to be raised, the entire principal amount of this loan, including interest, will probably be repaid. As of March 31, 2004, we owe $76,855 on our loans. By using proceeds raised by this offering to repay loans rather than for additional income producing assets for our company, the repayment of these loans will not necessarily increase the profitability of our company.

Our success will depend greatly upon our President and Chairman of the Board so that his failure to work for us, regardless of the reason, could ~~seriously~~ damage our company. Craig Stewart is serving as our sole executive officer and director. If Mr. Stewart stopped working for us, we have no other person currently identified who could take over operation of our company. As a result, loss of his services may hamper our ability to implement our business plan, and could cause our stock to become worthless.  ~~We will be heavily dependent upon Mr. Stewart’s entrepreneurial skills and business experience to successfully implement our business plan. We do not have an employment agreement with Mr. Stewart and there is no assurance that he will continue to manage our affairs in the future. At present, we do not have enough money to pay Mr. Stewart to work full time for our company; his inability to devote full time and attention to the affairs of Dallas Railroad Company could hinder our growth. However if our annual rental revenues exceed $25,000, we expect to pay our president, Mr. Stewart a salary of $100 monthly beginning at that time. We could lose the services of Mr. Stewart, or he could decide to join a competitor or otherwise compete with us directly or indirectly, having a negative affect on our business and potentially causing the price of our stock to be worthless. Mr. Stewart has limited experience in the railcar leasing business. Mr. Stewart is not experienced in leasing passenger railroad cars by trade. We will likely need to rely on others who understand that business better than Mr. Stewart. Because of this lack of experience, we may overestimate the marketability of our product and may underestimate the costs and difficulties of leasing our railcar. These difficulties could prevent us from accurately determining the feasibility of our business plan, limiting our profitability, if any, and decreasing the value of our stock.~~

Our management and related persons will have voting control of us, even if all of the shares offered are sold, so that persons buying our shares will not have an effective voice in our management. Our President and director owns 150,000 shares of our outstanding common stock. In addition, our former president, Doug Nichols, the son in law of our director, owns 800,000 shares of our common stock. After completion of this offering, assuming all of the shares offered hereby are sold, our management and persons affiliated with our management will continue to control at least 39.6% of our voting securities, without giving effect to ( ~~I~~ i ) any stock options plan that could be adopted by management and approved by a majority of the shareholders, (ii) any additional issuances of our common stock or other securities to management and/or others, in our management’s sole discretion or (iii) any additional stock purchases by management of this offering. As a result, our management and an affiliated person will effectively control our affairs, including the election of all of our board of directors, the issuance of additional shares of common stock for a stock option plan or otherwise, the distribution and timing of dividends, if any, and all other matters. As a result, purchasers of the shares will have little, if any, control of our company.

Because we only have one director, the compensation of our only officer, Mr. Stewart is in his sole discretion so that there is limited control of his ability to establish his compensation. Because Craig Stewart is our sole director, he will control our board of directors. As a result, Mr. Stewart will be entitled to establish the amount of his compensation, including the amount of any bonuses paid to him. In addition, because we do not have any independent directors, there will be no oversight of the reasonableness of any bonuses paid to Craig Stewart or other officers, if added.

Because the price at which the shares are offered is higher than our current per share value, immediate dilution of value of our stock will occur. The offering itself involves immediate and substantial dilution to investors, as more particularly described in the dilution section. Any securities issued in the future, including issuances to management, could reduce the proportionate ownership, economic interests and voting rights of any holders of shares of our common stock purchased in this offering.

Because we have previously issued shares that ~~may soon become~~ are eligible for resale under Rule 144, a large amount of our stock could be sold, potentially depressing our stock price. All of our presently outstanding shares of common stock aggregating 1,000,000 shares of common stock, are “restricted securities” as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant thereto or otherwise pursuant to an effective registration statement or an exemption from registration, if available. Rule 144, as amended, generally provides that a person who has satisfied a one year holding period for such restricted securities may sell, within any three-month period (provided we are current in our reporting obligations under the Exchange Act) subject to certain manner of resale provisions, an amount of restricted securities which does not exceed the greater of 1% of a company’s outstanding common stock or the average weekly trading volume in such securities during the four calendar weeks prior to such sale. Douglas R. Nichols, owns an aggregate of 800,000 restricted shares and Craig Stewart, our director and president owns 150,000 restricted shares, for which the one year holding period expired on March 6, 2002. In addition, all of our other shareholders’ common stock is immediately eligible to use Rule 144. A sale of shares by such security holders, whether pursuant to Rule 144 or otherwise, would most likely have a depressing effect upon the price of our common stock in any market that might develop.

Because we do not expect to pay dividends on our common stock in the foreseeable future, shareholders may have no way to recoup any of their investment. We intend for the foreseeable future to retain earnings, if any, for the future operation and expansion of our business and do not anticipate paying dividends on our shares of common stock for the foreseeable future. As a result, the only way investors may realize a profit on their purchase of our shares is if they can sell our shares at a profit in the future, of which there can be no assurance.

There is no public market for our shares , ~~they~~ so our shares should be considered an illiquid investment that may not necessarily be sold in the near future. There is currently no market for any of our shares and no assurances are given that a public market for such securities will develop or be sustained if developed. While we plan, following the termination of this offering, to take affirmative steps to request or encourage one or more broker/dealers to act as a market maker for our securities, no such efforts have yet been undertaken and no assurances are given that any such efforts will prove successful. As such, investors may not be able to readily dispose of any shares purchased hereby.

Our stock will be subject to the penny stock regulations and may be more difficult to sell than other registered stock so that an investor may not be able to easily sell their shares in the future. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Commission. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As our shares immediately following this offering will likely be subject to such penny stock rules, investors in this offering will in all likelihood find it more difficult to sell their securities.

USE OF PROCEEDS

The net proceeds to our company from the sale of the shares offered hereby, assuming all of the shares offered are sold, of which no assurances are given, are estimated to be $173,000, giving effect to the estimated expenses of the offering of approximately ~~$2000~~ $2,000 .

The following table sets forth the anticipated use of the net proceeds of this offering in the event that 1,400,000, 700,000 or 350,000 shares offered hereby are sold. We may not be able to sell all the shares and thus generate $175,000. Our receipt of no or nominal proceeds will have a material adverse effect upon our investors and us.

Number of shares              350,000 Shares                700,000 Shares                1,400,000 Shares
sold                          Sold                          Sold                          Sold

Gross offering                $43,750                       $87,500                       $175,000
proceeds
Offering expenses             $2,000                        $2,000                        $2,000

Net offering                  $41,750                       $85,500                       $173,000
proceeds

USES OF NET
OFFERING
PROCEEDS

Repayment of loan             $0.00                         $20,000                       $70,000
from directors1

Mechanical                    $35,000                       $45,000                       $70,000
renovation of

Pullman car to
Amtrak standards 2

Cosmetic renovation           $3,000                        $8,000                        $8,000
of Pullman car

Marketing expenses            $1,000                        $1,000                        $1,000

Development of web            $1,000                        $1,000                         $1,000
site

Working Capital               $1,750                        $10,500                       #23,000

TOTAL                        ~~$74~~ $41,750                     $85,500                       #173,300

__________

1If we sell at least 50% of the shares offered, we will pay Messrs. Nichols and Stewart a total of $20,000 toward repayment of the loans. To the extent we sell more than 50% of the shares offered, for each 1% over 50% we sell, we will pay Messrs. Nichols and Stewart collectively an additional $1,000 up to the maximum repayment amount of $70,000.

2The mechanical renovation required on the car includes essential mechanical upgrades of the wheel assembly in the amount of approximately $25,000 based on estimates from John’s Trains, Inc. and discussions with several experienced private railcar owners. Although our car is currently functional so that it can be operated on non-Amtrak lines, it is not in compliance with Amtrak certification; completion of these renovations should allow our car to be in compliance with Amtrak certifications.

Generally the railcar is in very good condition, both cosmetically and mechanically as it has been maintained to the high standards of Class 1 railroads for the last 70+ years. Therefore, we believe our estimates to be conservative.

If we raise less than $43,750 from this offering, we will spend those funds we have available on the following items, arranged in order of priority: offering expenses, mechanical renovations, marketing expenses and then web site development.

Douglas R. Nichols, a control person and Craig Stewart, our President and sole director, have collectively loaned us ~~$75,902~~ $76,855 as of ~~December~~ March 31, 200 ~~3~~ 4 , to purchase our 1928 Pullman Railcar and to help fund our ongoing expenses to date. We have reached an agreement with Messrs. Nichols and Stewart whereby we must sell at least 50% of the shares offered before they will be repaid any amounts out of the proceeds from this offering. To the extent we sell more than 50%, ~~we will proportionately increase the amount of the proceeds we will use to repay~~ of the shares offered, for each 1% over 50% we sell, we will pay Messrs. Nichols and Stewart ~~up to $70,000 of the amount loaned if we sell all the shares~~ collectively an additional $1,000 up to the maximum repayment amount of $70,000.

Because we are selling the shares strictly through the efforts of our officer and director, the above numbers do not include any deductions for selling commissions of which there are none.

In the event we receive the maximum proceeds of $175,000, our management believes that the net proceeds therefrom will provide us with sufficient funds to meet our cash requirements for approximately twelve (12) months following the receipt of this maximum amount.

DETERMINATION OF OFFERING PRICE

There is no established public market for the shares of common stock being registered. As a result, the offering price and other terms and conditions relative to the shares of common stock offered hereby have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares.

DILUTION

At ~~December~~ March 31, 200 ~~3~~4 , we had a negative net tangible book value of ($0.0 ~~26~~04 ) per share. Our only sale of stock to date was 950,000 shares at $0.07 per share to our director and a control person on March 14, 2001 and a sale on March 6, 2001, of 50,000 shares at $0.07 to three other individuals. The following table sets forth the dilution to persons purchasing shares in this offering without taking into account any changes in our net tangible book value, except the sale of 1,400,000 shares at the offering price and receipt of $175,000, less offering expenses estimated to be $2,000. The net tangible book value per share is determined by subtracting total liabilities from our tangible assets, then dividing by the total number of shares of common stock outstanding.

If we sell 100,000 shares the dilution to the new investors will be $0. ~~092~~ 119 if we sell 350,000 shares the dilution would be $0. ~~074~~ 097 ; if we sell 700,000 shares the dilution would be $0.0 ~~6~~77 ; and if we sell 1,400,000 shares the dilution would be $0.0 ~~42~~ 55 per share.

                                    ~~12/31/03~~        100,000           350,000           700,000          1,400,000
                                    3/31/04         shares            shares            shares           shares

                                                    sold              sold              sold             sold
Public offering price per           n/a             $0.125            $0.125            $0.125           $0.125
share

Net tangible book value             ($0.0 ~~26~~ 04 )        n/a               n/a               n/a              n/a
per share of
common stock before the
offering(1)

Pro forma net tangible              n/a             $0.0 ~~33~~ 06          $0.0 ~~51~~ 28          $0.0 ~~65~~ 48         $0.0 ~~83~~ 70
book value per share
of common stock after
the offering

Increase to net tangible            n/a             $0. ~~007~~ 010         $0. ~~025~~ 032         $0.0 ~~39~~ 52         $0. ~~057~~ 074
book value per share
attributable to purchase
of common stock by new
investors

Dilution to new investors           n/a             $0. ~~092~~ 119         $0. ~~074~~ 097         $0. ~~060~~ 077        $0.0 ~~42~~ 55

PLAN OF DISTRIBUTION

We are offering up to a maximum of 1,400,000 shares at a price of $0.125 per share to be sold by our director, Craig Stewart. Since our shares are sold through our executive officer and director, no compensation will be paid with respect to such sales. In addition, because the offering is conducted on a “best efforts” basis, there is no assurance that any of the shares offered hereby will be sold.

The offering will remain open until 180 days after this registration statement becomes effective, unless we determine, in our sole discretion, to cease selling efforts. In addition, we may extend the offering for an additional 90 days in our discretion if we think extending the offering will generate enough additional sales of the shares to justify such extension. If we do extend the offering, we will provide written notification to all offerees of the extension. Our officer, directors and stockholders and their affiliates may purchase shares in this offering without limit. Any purchases by Douglas Nichols or , Craig Stewart or their affiliates, will be done on the same terms as offered to the public and will be made with a view to investment and not resale.

There is no minimum number of shares that must be sold to complete the offering. As a result, there will no escrow of any of the proceeds of this offering. Accordingly, we will have use of such funds once we accept a subscription and funds have cleared. Such funds shall be non-refundable except as may be required by applicable law.

Because our railcar is currently functional, we do not need to receive significant amounts under this offering to continue our operations as we have in the past; however, the receipt of proceeds from this offering should allow us to accelerate our business plan . While the railcar is functional, it is not presently Amtrak certified and non-operable on Amtrak trains. The railcar is presently operable on non-Amtrak trains.

         We estimate the offering expenses associated with this offering to be as follows:

         Type of Expense                                      AMOUNT

  Printing                                             $  250.00
         Accounting Fees                                      $  750.00
         Attorney's Fees and Filing Fees                      $  800.00
         Mailing                                              $  200.00

         TOTAL                                                $2,000.00

LEGAL PROCEEDINGS

There are no legal proceedings currently pending or threatened against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Mr. Craig Stewart, age 66, is President, Chief Executive Officer, Chief Financial Officer, Secretary, and Chairman of our Board. Mr. Stewart graduated from the University of Wisconsin in 1961. Mr. Stewart became president of Douglas Stewart Company in 1967 and served in that capacity until 1999, when Mr. Stewart sold his interest in Douglas Stewart Company. Douglas Stewart Company was a college bookstore supplier. After leaving Douglas Stewart Company, Mr. Stewart founded Stewart Partners, a Dallas based real estate investment firm where he still serves as partner. Mr. Stewart is Mr. Nichols' father-in-law.

Mr. Douglas R. Nichols, age 5 ~~1~~ 2 , a control person, received his BA from Allegheny College in 1974. During the last five years, Mr. Nichols has been the president of First London Securities Corporation, a NASD member firm and its parent DGN Securities Corporation. Mr. Nichols is also a shareholder of DGN Securities Corporation, a corporation whose primary purpose is to serve as the corporate owner of First London Securities Corporation.

Mr. Nichols assisted with the purchase of two Pullman railcars with the Lake Shore Railway Historical Society in the late 1960‘s. Mr. Nichols has been a director of RailAmerica, since June 1996. RailAmerica is the world’s largest operator of short line railroads and its stock is traded on the New York Stock Exchange. Mr Nichols has also been a director of Armanino Foods of Distinction, since June 2001, whose stock is traded on NASDAQ. Mr. Nichols’ is also a member of the McKinney Area Transit Authority, a private non-profit operator of vintage streetcars in Dallas Texas and managing partner of 2600 State Street Investors and 2603 Fairmount Investors, which are commercial real estate operations based in Dallas Texas. Mr. Nichols is Craig Stewart’s son-in-law. During the period from our inception to December 1, 2002, Mr. Nichols served as our President and director. Effective December 1, 2002, Mr. Nichols resigned both positions with our company but continues to be our largest shareholder.

Our Director will serve for one year periods unless removed in accordance with our bylaws.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, before and after giving effect to the sale of the maximum number of shares of common stock offered, by our director s , officers and ~~P~~ p ersons who own more than 5% of our outstanding common stock. All shareholders have sole voting and investment power over the shares beneficially owned.

                                                                 Beneficial Ownership
                                                                   of Common Stock1
                                                                  -----------------
                                       Shares Owned                             Percentage of Class
                                       ------------                             -------------------
                                                                   Before Offering               After Offering
                                                                   ---------------               --------------
Douglas R. Nichols                        800,000                        80%                           33%
2603 Fairmount Street
Dallas TX 75201
Craig Stewart                             150,000                        15%                         6.25%`
6215 Oram Street
Dallas TX 75214
---------                                 -------
All directors and                         950,000                        95%                         39.58%
officers and 5%
shareholders as a
group

1There are no persons who hold any options to acquire any shares of our common stock.

DESCRIPTION OF SECURITIES

Common Stock

Dallas Railroad Company is authorized to issue 20,000,000 shares of common stock, $0.001 par value per share, of which 1,000,000 shares were issued and outstanding when this offering was commenced. We have received an opinion of counsel, included as an exhibit to the registration statement of which this prospectus is a part, opining as to the legality of the shares being offered. The outstanding shares of common stock are fully paid and non- assessable. The holders of common stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of stockholders. Shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so. Our common stock does not have preemptive rights, meaning that our common shareholders' ownership interest would be diluted if additional shares of common stock are subsequently issued and the existing shareholders are not granted the right, in the discretion of the Board of Directors, to maintain their ownership interest in our company. This lack of protection from dilution to minority shareholders could allow our Board of Directors to issue additional shares of our common stock to persons friendly with our existing management, thus preventing any change in control of our company.

Upon any liquidation, dissolution or winding-up of our company, our assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the common stock. The holders of the common stock do not have preemptive or conversion rights to subscribe for any our securities and have no right to require us to redeem or purchase their shares.

The holders of Common Stock are entitled to share equally in dividends, if, as, and when declared by our Board of Directors, out of funds legally available ~~there~~ therefor , subject to the priorities given to any class of preferred stock which may be issued.

Preferred Stock

Dallas Railroad Company is authorized to issue 10,000,000 shares of preferred stock, $0.01 par value per share. We had no preferred shares issued and outstanding when this offering was commenced. However, the majority of our shareholders may later determine to issue our preferred stock. If done, the preferred stock may be created and issued in one or more series and with such designations, rights, preference and restrictions as shall be stated and expressed in the resolution(s) providing for the creation and issuance of such preferred stock. If preferred stock is issued and we are subsequently liquidated or dissolved, the preferred stock would be entitled to our assets, to the exclusion of the common stockholders, to the full extent of the preferred stockholders' interest in our company.

Although we have no present intent to do so, we could issue shares of preferred stock with such terms and privileges that a third party acquisition of our company could be difficult or impossible, thus entrenching our existing management in control of our company indefinitely.

Dividend Policy

To date, we have not paid any dividends. The payment of dividends, if any, on our common stock in the future is within the sole discretion of our Board of Directors and will depend upon our earnings, capital requirements, financial condition, and other relevant factors. Our Board of Directors does not intend to declare any dividends on the common stock in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

Transfer Agent and Registrar

We have not currently decided who we are going to use as a transfer agent. If we are successful in establishing a public market for our common stock, we will then name a transfer agent. We may take such steps as are necessary to become our own transfer agent.

INTEREST OF NAMED EXPERTS AND COUNSEL

Our consel, Steven B. Holmes, Esq., was issued 20,000 shares of our common stock in a private transaction and in consideration of his efforts in incorporating our company, preparing various organizational corporate documents and generally advising us in our formative stages. Mr. holmes agreed to take these shares because e have limited cash available. Because no market currently exists for our common stock, it is difficult to determine the value of the shares issued to Mr. Holmes but based upon the per share offering price of this offering, 20,000 shares would equate to $2,500 worth of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES

Article V of our Bylaws provides that we shall indemnify our officers or directors against expenses incurred in connection with the defense of any action in which they are made parties by reason of being our officers or directors, except in relation to matters as to which such director or officer shall be adjudged in such action to be liable for negligence or misconduct in the performance of his duty. One of our officers or directors could take the position that this duty on our behalf to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to our Articles of Incorporation, Bylaws, Nevada law or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or payed by one of our directors, officers or controlling persons, and the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

General

Dallas Railroad Company, was incorporated under the laws of the State of Nevada on March 5, 2001, and is in its early developmental and promotional stages. We acquired our railcar, a 1928 Pullman railcar known as Philadelphia , in February 2001. The sale was closed in a cash transaction with CSX Transportation and the car was delivered March 30, 2001. Our general plan is to rent railroad passenger cars for trips throughout North America, through a web page to be developed and other marketing and consulting options. Our primary activities to date have consisted of purchasing ~~a~~ the 1928 Pullman railroad passenger car and conducting an initial round of financing raised from our founders, Messrs. Nichols and Stewart and beginning the process of designing and implementing our business plan. In April, 2001, our only sales occurred when First London Securities rented the car for $750 for a daytime excursion for 30 people. Through the proceeds raised from this offering, we expect to be able to market our railcar through print ads in railroad trade magazines, on the internet, travel professionals and word of mouth. Dallas Railroad Company is a member of AAPRCO, which is an organization of private railcar owners, whose purpose is to help members market their services and assist in solving repair problems.

Pullman and Budd were the primary passenger railcar builders in the first half of the 20th century and as a result, maintenance and repair issues are similar from car to car. AAPRCO, through its website, WWW.AAPRCO.COM and periodicals such as Private Varnish address many maintenance and marketing issues. We ~~also expect to perform~~ are performing certain cosmetic and mechanical upgrades, at John's Trains in Dallas. and we also expect to design and implement our website ~~and~~ in an attempt to establish relationships with travel advisors in hopes of their hiring our car for their clients travel and entertainment needs. The marketing of the railcar, logistics, finances and contracting of rehabilitation work will be supervised by our president, Mr. Stewart.

We currently do not have any written agreements or contracts with any of our vendors, suppliers, customers, consultants or subcontractors. All business is being done on an as needed basis and is agreed upon on a job by job basis.

In order to be hauled by Amtrak trains, our car ~~is~~ will be subject to Amtrak's mechanical standards and periodic inspections. Our car ~~will be~~ is being rehabilitated at John's Trains in Dallas Texas. John Radovich is the proprietor of John's Trains and will work on the car at his shop. Mr. Radovich has 10 of his own railroad cars and is well versed in the mechanics of railroad passenger cars, having been an owner for more than 20 years. We will also contract with local craftsmen for the interior work. While we will keep the car historically accurate, we are not subject to any historic or special interest groups standards.

The railroad car will need to be certified by Amtrak before it can be hauled by Amtrak's trains. This certification also satisfies VIA's requirements. To become certified, our railcar must pass Amtrak's inspection. An Amtrak inspection will include examination of our railcar's wheel assemblies, electical systems, mechanical and structural integrity (including an inspection of our couplers, brakes, frame, insulationa nd collision beams), water and sewage facilities and the height and width of our car. After we have sufficient funds to pay for all repairs needed to be Amtrak certified, all repairs necessary should be completed within five months. Any work performed on the railcar shall be done accouring to Amtrak's regulations and ultimately to the inspector's satisfaction. Our inspector is Pete Messina of New Orleans.

The cost of the owrk is dependent upon the extent and nature of the workreuired to meet Amtrak's standards. The amount paid to Amtrak is zero. The amount paid to the inspectors is negotiable, but is estimated to be between $1,000 and $2,000, depending on the number of visits, repairs and time required to complete the process. There are more than 25 inspectors located throughout the U.S. We have estimated the cost of necessary mechanical repairs to be $70,000. Our current insurance policy meets or exceeds Amtrak and VIA insurance requirements.

While the Amtrak and VIA travel is projected by management to be an important component of our business plan, we do not believe it would ~~affet~~ completely negate our operations and liquidity , busines plan if we do not become Amtrak certified as we would concentrate our efforts on the other areas of potential business such as trips on the non- Amtrak railroads of which tere are over 200 in North America. The only reuirement needed to operate our railcar on a non-Amtrak line is an aanual inspection. The standards of this inspection are not particularly difficult to pass and our car is currently in compliance with these requirements.

Terms of travel on railroad lines are negotiated on a railroad by railroad, trip by trip basis. As of June 1, 2004, Amtrak's published rate schedule is $1.75 per mile. This includes movement and terminal switching fees. Amtrak also charges a $75 per night parking fee. Amtrak has a minimum of $750 per haul. To price a non-Amtrak trip, we would call the railroad's rate department and describe the route desired by our potential customer including the dates, way points, timing and any special handling requests. The railroad would then provide us with a price for their services. If we conclude the price is too high we can try to negotiate the price downward, increase our price to the potential customers, suggest a route that may be less expensive, or not run the trip. These transactions are handled via the telephone, fax and email, and are not covered by any standarized tariffs. While on a trip, our railcar is operated by the host railroad and we rely upon them to conform to any applicable transportation laws or regulations. There are no government rules or regulation pertaining to the railroad industry that apply to our company, officer, director, or employees' because we are not an operating railroad company.

The rental railroad car business is served by approximately 60 cars according to Private Varnish Magazine's 2002 annual Directory. These cars come in a variety of configurations, ranging from all coach seating to all bedrooms without any lounge area. Most renters have capacity requirements that limit the type of car that can fill their needs. Our car with bedroom, kitchen, dining, lounge, shower and rear platform facilities will cater to the upper end of the overnight market and should compete effectively for the daytime business user due to our relatively high seating capacity. ~~In managemnts's~~ We are of the opinion that pricing is difficult to compare as there are many variables ranging from services provided, food and beverage needs, duration of trip, number of layovers, and staffing. We expect to have an inherent advantage in trips originating from Dallas, as we expect to be the only Amtrak certified car available for lease in the area. Only one person is required to be present on the railcar during the trips. This person would be a riding mechanic and perhaps double as a servier. Trips on railcars are relatively expensive and as a rule of thumb range from approximately $2,000 to $5,000 per day.

We believe that we can be competitive in pricing as our initial purchase price and cost structure is low and the services provided, such as trip planning, accommodations, meals, beverages, amenities, and entertainment will be comparable or better than our competitors. Also, our railcar with its rich history and excellent floor plan provides a unique traveling experience that few of our competitors can provide. In general, most private railcar operators provide similar services with the variable being the level of the quality of the food and beverage served as dictated by the customer.

Management is not aware of a supply of refurbished cars similar to ours that are about to enter the market which in turn could disrupt our competitive position.

All trips contracted with Amtrak or VIA are per their published rate schedules. These are standard fares and are not negotiable. AAPRCO has negotiated these rates for its members, which are less than the fares non-AAPRCO members must pay. Our car will be staffed with a valet, who ~~is~~ will also be the cook and ~~is~~ versed in the maintenance and operation of the car, which is consistent with all applicable government, railroad, and Amtrak or VIA requirements. This person ~~is~~ will also be charged with complying with all laws and regulations.

Our insurance includes $1,000,000 liability and physical damage coverage. Our carrier specializes in railroad car insurance and insures many of our competitors. Our liability is to the extent of our deductible, which is ~~$2500~~ $2,500 .

Our cost ~~of such~~ for a trip will includeS labor at $100 per day , any repairs, diesel fuel for the generator if operated,  ~~transportation, flowers, laundry, food beverages and any sundries~~ at $5 per hour, and transportation as determined by Amtrak or the host railroad. Other expenses include flowers at a maximum of $200 per trip, laundry at $20 per day. Food, bererage, and any sundry expenses are extimated between $100 and $300 per day. The cost to the customer includes all of the above, plus a markup. Naturally the longer the trip, the higher some of the expenses become . With the exception of the transportation expense and possibly unscheduled repairs, our costs ~~are~~ should not be very high. Maintenance and operation of the railcar will be performed by John's Trains, Inc.

We foresee our market to be corporate, convention travelers and families taking longer trips. Initially most trips will originate from the Dallas area and be round trip in nature. While some private railcars will operate over 100,000 miles a year, we would hope to lease the railcar 5 - 10 times annually. This level of activity would more than provide the company with all necessary revenue to cover all normal repairs, maintenance and operating expenses.

~~The railcar is subject to Amtrak certification standards that include an annual inspection. The railcar is also subject to visual inspection at the point of departure of each trip. We are not subject to any licensing or regrisraion.~~

Our primary goal is to lease the Pullman to maximize revenues. The costs for any given trip are fairly easy to calculate in advance with the exception of any unscheduled repairs or maintenance. Therefore, the lease price that generates a profit is also easy to determine. Most of our expenses, exclusive of a trip are fixed in nature. These include insurance, scheduled maintenance, web site maintenance, management and debt service, if any. Trip expenses are calculated by the railroads and Amtrak, pursuant to handling and distance covered in the request for price. If we are successful in executing our business plan and actively leasing the Pullman, we will investigate the addition of another Pullman to operate in tandem with the Philadelphia or on its own. We can lease additional cars from several known sources and thereby couple two, three or more cars together to accommodate larger groups that would require more sleeping, dining and lounge facilities. The cist ti rent a third party railcar id estimated to be between $500 and $1,000 per day; however, the price is primarily dependent upon the distance traveled.

We will market our railcar through our website, various online free railroad sites, print ads in travel and rail enthusiast magazines, word of mouth, and the AAPRCO annual charter directory. We can also contract with travel professionals on a commission basis. We will market our railcar by offering a variety of different rental opportunities to prospective customers. ~~Such as~~ Some of the rental opportunities we envision are as follows:

1. Stationary rental for a dinner and/or cocktail party.

2. Long distance rentals behind scheduled Amtrak or VIA Passenger trains. ~~This is~~  We expect ~~ed by our management~~ this to be our main source of revenue. These trips can be from 2 days to 2 or more months in duration. The car can be uncoupled from the scheduled train at numerous stations along the way and the passengers can use the car as a hotel while they visit that area. The Amtrak and VIA systems comprise more than 30,000 miles of travel and ~~1000~~ 1,000 stations which provide, in management's opinion, a vast number of opportunities for business and tourist travel.

3. Special event charters ~~would~~ could include trips to the Super Bowl, Mardi Gras, collegiate or professional sporting events, trade shows, conventions and reunions. With these trips, the car could be rented to one group or we could sell space on an individual basis, or rent the car to a reseller, such as a travel agency or railroad club, who would sell the space on an individual basis.

4. Charters on freight only tracks are popular. We ~~would~~ could rent a locomotive and crew from a shortline railroad and take a trip along their tracks. These so called rare mileage trips are popular, as noted in many Trains and Private Varnish ads and articles. with serious rail enthusiasts who are looking for a new and different rail travel experience.

5. We can also sell tickets on a space basis for regularly scheduled trips to popular destinations. These trips would be done on a speculative basis.

6. Theme charter trips such as blues, jazz, country music, wine and food, architecture, historical, museum or golf, for example, all provide marketing opportunities that are conducive for group charters.

The expenses and revenues associated with these various rental opportunities and marketing effors will vary greatly on a job by job basis. We expect, on average, to lease the railcar to customers at a cost that is twice the amount of our expenses for that particular trip.

Reports to security holders. We are not required to deliver annual reports to our shareholders and choose not to voluntarily send them out to shareholders. We will file quarterly and annual reports as well as any other required reports to the securities exchange commission through the edgar filing system. The public may read and copy any materials in these reports that we file with the SEC at their public reference room at 450 Fith Stree, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Since we are an electonic filer, reports, proxy and information statements, and other information will be made available through the SEC's internet site, HTTP://WWW.SEC.Gov.

Website. We currently have one domain name registered, WWW.DALLASRAILROAD.COM. It is our plan to develop this website to offer various charter packages, basic pricing information, and amenities offered. Contact information will also be provided on this site.

MANAGEMENTS DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

OVERVIEW

Over the next twelve months we expect our ongoing quarterly expenses will include rent of $450, general and administrative expenses of approximately ~~$1700~~ $1,700 , railcar insurance expense of $750, depreciation of ~~$2500~~ $2,500 , interest expense of $700, web site development of $250, and marketing expense of $250.

No amount of the proceeds raised from this offering will be used to pay salaries. In addition, no shares given under this offering will be used to pay any salaries, past or present. If our annual gross rental revenues exceed $25,000, we expect to begin at that time to pay our president, Mr. Stewart, a salary of $100 monthly.

Our business plan, if we are successful in generating net profits from our activities, is to increase our marketing effort, possibly purchase an additional railroad car and attempt to grow our company in an orderly way. If we are successful in raising the entire $175,000 proposed to be raised in this offering, we expect it to be sufficient to allow us to conduct business for at least a one year period.

If we raise less than ~~$175,000~~ $87,500 , our plan is to reduce any repayment of the loans and reduce expenditures on the interior upgrade. The interior upgrades, such as new window treatments, artwork, painting, and carpeting are cosmetic in nature, and would improve the appearance, but they are not essential to our business operation. The interior upgrades are expected to cost approximately $8,000. The mechanical upgrades of the wheel assemblies are estimated at $ ~~30~~ 25,000 by John's Trains, Inc. This work will replace any worn components and should last at least 10 years or over 500,000 miles.

If we raise less than $43,750 from this offering, we will spend those funds we have available on the following items, arranged in order of priority: offering expenses, mechanical renovations, marketing expenses and then web site development.

We are conducting this offering, in part, because we believe that an early registration of our equity securities will minimize some of the barriers to capital formation that otherwise exist. By having a registration statement in place and by being a reporting company under the federal securities laws, we believe that we will be in a better position, either to conduct a future public offering of our securities or to undertake a private placement with registration rights, than if we were in a privately held company. Registering our shares may help minimize the liquidity discouns we may otherwise have to take in a future financing because investors should have a high degree of confidence that hte Rule 144(C)(1) public information requirement will be satisfied and a public market will exist to effect Rule 144(G) broker transactions. We believe that the cost of registering our securities, and undertaking the required disclosure obligations will be more than offset by being able to get better terms for future financing efforts.

PLAN OF OPERATION

Our expected sources of income are from the rental of the car to individuals, groups, corporations, non profit organizations, and travel agents on a short and long term basis. The revenues associated with our various rental opportunities will vary greatly on a job by job basis. We expect, on average, to lease the railcar to customers at a cost that is twice the amount of our expenses for that particular trip. We expect our expenses to include the depreciation expense related to the $35,000 to $70,000 in car rehabilitation, $3,000 in insurance, $1,000 in marketing expense, $1,000 for internet website development to an as yet undetermined vendor, $2,000 offering costs to printers, legal and accountants and $1,750 to $23,000 in working capital for general expenses as may arise. Our expenses per trip will include labor, transportation expense, food and beverage, and repairs or maintenance as may be required. These costs are contingent upon the length and duration of any given trip and any extras stipulated by the customer. We will recognize revenues as earned.

We have begun work on the car. The railcar is at John's Tains in Dallas having work done on the wheel assemblies, and the interior. We expect fo continue to work on the car and as stated previously, if we secure all the funds necessary to finance all repair costs, the repairs should be completed within five months. $35,000 will be allocated to mechanical upgrades on the wheel assemblies COUPLERS and frames, and $2,000 for offering costs. If we raise only $43,750, we could not pay off any loans and would not have any money available for general expenses. We would be able to operate the car but would need additional funds to effectively market it, develop our website and have cash available for any additional repairs.

~~Our cash postion at December 31, 2003 was $18,165. As of December 31, 2003~~  Even though the car is being repaired at the moment, it is still functional. The renovations are being done to become compliant with certified Amtrak standars.

We expect to contract out most of the work associated with basic operations to John's Trains. This work that will be contracted out will vary on a trip by trip, job by job basis specifically meeting any of the needs set forth by the customers renting the railcar. Because the work to be done will vary significantly, no current costs extimates can be provided.

LIQUIDITY AND RESULTS OF OPERATIONS

As of March 31, 2004 , our president has invested $10,500 in equity of the company ~~and has loaned us $5,200~~ and a control person, Mr. Nichols, has invested $56,000 in equity of the company. As of March 31, 2004, we owed Messrs. Stewart and ~~has loaned us $70~~ Nichols a total amount of $76 , ~~702~~ 855 . Our prepaid expenses at ~~June~~ March 3~~0~~1, 200 ~~3~~ 4 totaled $ ~~8~~ 7 , ~~692~~ 991 consisting of insurance, prepaid repairs and prepaid storage.

Our financial statements reflect a ~~$95,720~~ $97,085 cost which includes the $94,600 purchase price and the cost of transportation to move our car to Dallas. The $ ~~1~~ 2 , ~~365~~ 485 spent on furniture was the purchase and installation of an antique 1920's art deco buffet in the lounge. Our depreciation expense ~~of $15,512 is calculated by our auditors using a five to ten year life on a straight line basis. We had $13,299 of~~ from inception to March 31, 2004, is $27,818. Our depreciation is computed principally on a straight-line method using estimated useful lives of ten years for the railcar and improvemnts, and five years for the furniture and fixtures.

We had $26,481 in expenses for the 12 month period ending December 31, 2003 with these expenses including amounts ~~for~~ of $3,337 in interest expense, $9,845 in depreciation expense, $3,500 in insurance expense, $500 in AAPRCO annual membership dues, and $9,299 in repairs ,~~and~~ , maintenance, and miscellaneous other expenses. Our loss for the 12 months ending December 31, 2003 was $ 1 4,~~636~~ 481 and our accumulated deficit is $ ~~4~~ 5 4, ~~623~~ 468 since inception.

We had zero revenues during the 12 month period ending ~~December~~ March 31, 200 ~~3~~> 4 as compared to $0 for the period ending ~~December~~ March 31, 200 ~~2~~ 3 . This lack in revenues was primarily due to the fact that our car was being serviced in Texas and therefore was not available for lease. We had $12,000 in consulting income for the 12 month period ending ~~December~~ March 31, 200 ~~2~~ 4 . During 2003, we provided consulting services to DGN Securities, a company partially owned by Douglas Nichols, our major shareholder, for which we were paid $12,000. The consulting services we provided consisted of general business advice from our President as well as direction as to how our plan of renting out our rail car might assist DGN in the development of its business relationships. Although we have no current agreement to provide future consulting services to DGN, we may do so in the future if requested by DGN. If consulting is performed, the general nature of such consulting would be similar to that provided in the past. We do no anticipate providing consulting services to anyone other than DGN.

Our financial transactions to date have been the sale of 950,000 common shares to our director and control person at $0.07 per share and the issuance of 50,000 shares at $0.07 to three individuals as follows: 20,000 to Steven Holmes, in exchange for legal services, 15,000 to Debbie Taylor, in exchange for bookkeeping and edgarizing services, and 15,000 to Michael Young in exchange for management consulting services.

We believe that our one employee can operate this business, since much of the work will be contracted out. Mr. Stewart estimates working an average of 5 - 15 hours per week. We do not anticipate hiring any more employees over the next twelve months, however if revenues justify the same, we may hire more employees.

We have not had any cash or stock paid to our director for services rendered to our company.

~~We are conducting this offering, in part, because we believe that an early registration of our equity securities will minimize some of the barriers to capital formation that otherwise exist. By having a registration statement in place and by being a reporting company under the federal securities laws, we believe that we will be in a better position, either to conduct a future public offering of our securities or to undertake a private placement with registration rights, than if we were a privately held company. Registering our shares may help minimize the liquidity discounts we may otherwise have to take in a future financing because investors~~

 ~~should have a high degree of confidence that the Rule 144(c)(1) public information requirement will be satisfied and a public market will exist to effect Rule 144IgO broker transactions~~

~~We beleve that the cost of registering our securities, and undertaking the required disclosure obligations will be more than offset by being able to get better terms for future financing efforts. No specific investors hav been identified, but our management has general knowledge of an investor class interested in investing in companies that have some measure of liquidity.~~

As of March 31, 2004, we had $733 in cash available. The source of thiscash was shareholder loans and consulting income.

We have no off-balance sheet arrangements of any kind.

USE OF ESTIMATES AND ASSUMPTIONS

Throughout this prospectus, we have made estimates and assumptions concerning costs and revenues we expect to experience. Although these estimates and assumptions, if all of them proved to be inaccurate, could have a material effect on our operations, we do not think any single estimate or assumption we have used is so material to the evaluation of our company that if such estimate or assumption proved to be wrong, our entire disclosure herein would be inadequate or incorrect. This is because we think our business can be maintained at any one of several levels. Specifically, although we are hopeful we will sel all of the shares offered and thus have the maximum amount of funds available to fund our operations, even if we raise only a small amount, because no material expense will be incurred before we have the funds to pay for the expense, if we do not have sufficient funds to pay for any expense, we will simply forego the expense.

That being said, perhaps the biggest estimate and assumption we have made concers our ability to have our car Amtrak certified. If we are unable to generate sufficient funds to achieve this certifiation, the tracks that will be available to us will be more limited than if we are able to use Amtrak lines. Still, we are not presently Amtrak certified and our car is still capable of being used on other lines and thus capable of generating revenues for us so that this lack of Amtrak certification should not end our business.

We think there is little risk that the assumptions ard estimates we have made bear the risk of change. This is because we have based our estimates and assumptions on our past experiences and of others in the rail business and have found that our estimates in the past have been relatively accurate. Again, other than perhaps the uncertainties associated with becoming Amtrak certified, we do not think any of the estimates or assumptions we have made herin are particularly sensitive to change or highly uncertian.

DESCRIPTION OF PROPERTY

In March 2001, we acquired our 1928 Pullman business railcar. Our car was originally the Michigan Southern business car #1 and was used as transportation and offices for the railroad's top executives. The railcar is 85 feet long, 10 feet wide, and weighs 115 tons. The railcar's floor plan consists of 4 bedrooms, 4 bathrooms with showers, a dining room capable of seating up to 10, a lounge area that seats up to 14, a fully equipped kitchen and a rear brass railed outdoor platform that will seat 4. The railcar has no other general passenger seating. The car has electric heat and air conditioning, carries 250 gallons of water, has its own self contained sewage treatment equipment and a 65-kilowatt electric generating system for use when the car is not in passenger train service. The interior upgrades we would like to perform include items such as new window treatments, artwork, painting and carpeting, are cosmetic in nature and would improve the appearance or our car but are not essential to our business operation. Our only update occurred in March 2002 and generally consisted of the addition of an 1920's art deco buffet in the lounge. Our car has a rich history, having served the top executives of the Michigan Central, New York Central, Penn Central, Conrail and CSX railroads. The Philadelphia is a good car for charter due to its fairly rare combination of sleeping, shower, kitchen, dining, lounge and rear outdoor platform facilities.

Our car is currently located in Dallas Texas at John's Trains, 800 Jaguar Lane and is in good mechanical and cosmetic condition. We own our railcar free of any liens or other encumbrances. There are no material agreements regarding any third party use or ownership of the car. ~~W~~ As of March 31, 2004 we had advanced $ ~~4~~ 2 , ~~550~~ 150 to John's Train's which we have booked as prepaid rent.

Our principal office is presently at 2603 Fairmount, Suite 200, which is the location of our founder's business. If this arrangement were to be terminated, we could use our railcar for our corporate headquarters. We presently do not pay any rent or have a lease as our business does not require any space for staff or other facilities up to this time.

Our Pullman car is the only property we will require to operate our business for the foreseeable future. If sufficient demand exists, we could add additional cars, but we do not have any present plans to do so.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 30, 2001, we signed a promissory note with control person Douglas R. Nichols, whereby Mr. Nichols agreed to loan us up to $100,000, in his sole and absolute discretion. In March, 2001, 800,000 shares of the Company's common stock, valued at $56,000, was issued as partial payment of this note. In addition, we signed another promissory note with our president and director Craig Stewart, whereby Mr. Stewart agreed to loan us up to $15,000, in his sole and absolute discretion. In March, 2001, 150,000 shares of the Company's common stock, valued at $10,500, were issued as partial payment of this note. As of ~~Decembre~~ March 31, 200 ~~3~~ 4 , the total amount due and owing with respect to both of these notes is ~~$61,190~~ $76,855 . The loan proceeds were used by the company to purchase our 1928 Pullman. The interest rate on the notes is 5% per annum. The notes are dated March 30, 2001, and are due on demand by Messrs. Nichols and Stewart but if no demand is made then principal and interest are due on or before March 31, 2005. Both Messrs. Nichols and Stewart have told us that they do not intend to seek repayment of their loans prior to March 31, 2005 and, if not repaid sooner, expect to renew the loans at that time so that they would mature on March 31, 2006. If we sell at least 50% of the shares, we will repay Messrs. Nichols and Stewart $20,000 of the amount due to them and will proportionately increase the amount we repay up to $70,000 including interest, of such borrowed amount if we sell all of the shares.

We believe the terms of the loan from Messrs. Nichols and Stewart are more favorable than might otherwise be available to a company with few assets and no operating history; many commercial banks would not even consider such a loan. We believe the interest rate of 5% we are paying on the note is lower than the market rate for loans of this size and type.

We do not have any plans to acquire any assets from related parties. ~~We have not engaged any promoters~~ Because Messrs. Nichols and Stewart started our company and remain large shareholders, Messrs. Nichols and Stewart should be considered promoters of our company.

First London Securities rented the car for $750 for a daytime function for 30 people. Our largest shareholder, Mr. Nichols, is also president of First London Securities Corporation.

Our management and control person founded our corporation. Our management also inspected, evaluated, bid on, purchased and delivered our car. Our management has also assessed the work required to refurbish the car and interviewed potential contractors. Our management has written and edgarized this registration statement and selected and worked with the auditors and attorneys who will assist in making our filings with the Securities and Exchange Commission. Our management analyzed and procured insurance, performed labor on the car, bought and supervised the installation of furniture, joined AAPRCO and have educated themselves in the restoration, operation and leasing of the car.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

This is our initial public offering so there is currently no public trading market for our common stock. We hope to have a market maker apply to have our common stock prices listed on the bulletin board maintained by National Association of Securities Dealers. To be eligible to have our common stock quoted on the bulletin board, we will be required to file with the Securities and Exchange Commission periodic reports required by the Securities and Exchange Act of 1934 and thus be a "reporting" company, a step we will attempt to accomplish after the effective date of this registration statement.

None of our common stock is subject to outstanding options or rights to purchase nor do we have any securities that are convertible into our common stock. We have not agreed to register any of our stock for anyone nor do we presently have in effect employee stock options or benefit plans that would involve the issuing of additional shares of our common stock. As of ~~December~~ March 31, 200 ~~3~~ 4 , there were 1,000,000 shares issued and outstanding. All of these shares were issued under section 4 (2 of the Securities Act of 1933) and are, therefore, restricted securities and subject to the re-sale restrictions of Rule 144. As of ~~December~~ March 31, 200 ~~3~~ 4 , we had five shareholders, only two of whom, our director and control person, own more than 5%.

We have never paid dividends and do not expect to declare any in the foreseeable future. Instead, we expect to retain all earnings for our growth. Although we have no specific limitations on our ability to pay dividends, the corporate law of Nevada, the State under which we are organized, limits our ability to pay dividends to those instances in which we have earnings and profits. If we are unable to achieve earnings and profits in a sufficient amount to satisfy the statutory requirements of Nevada, no dividends will be made, even if our Board of Directors wanted to pay dividends. Investors should not purchase shares in this offering if their intent is to receive dividends.

EXECUTIVE COMPENSATION

The following table shows the compensation of the named executive officers since the inception of our company in 2001:

SUMMARY COMPENSATION TABLE

                                                              Long Term Compensation

                  Annual Compensation                         Awards                    Payouts

(A)              (B)         (C)        (D)         (E)               (F)              (G)               (H)           (I)
Name             Year        Sal-       Bonus       Other             Restricted       Securities        LTIP          All Other
and                          ary                    Annual            Stock            underlying        Payout        Compen-
Principal                                           Compen-           Awards           Options/          s ($)         sation
Position                                            sation ($)                         SARs (#)

Douglas          2001        0          0           0                 0                0                 0             0
R.
Nichols,
President
Douglas          2002        0          0           0                 0                0                 0             0
R.
Nichols,
President
Craig            2001        0          0           0                 0                0                 0             0
Stewart,
Director
Craig            2002        0          0           0                 0                0                 0             0
Stewart,
Director
President
Craig            2003        0          0           0                 0                0                 0             0
Stewart,
Director
President

We presently pay no salaries, however if our annual gross rental revenues exceed $25,000, we expect to pay Mr. Stewart a salary of $100 monthly beginning at that time.

On March 30, 2001, we signed a promissory note with Douglas R. Nichols, whereby Mr. Nichols agreed to loan up to $100,000, in his sole and absolute discretion. In March 2001, 800,000 shares of the Company’s common stock, valued at $56,000, was issued as partial payment of the note. In addition, we signed a promissory note with our President and Director Craig Stewart, whereby Mr. Stewart agreed to loan us up to $15,000, in his sole and absolute discretion. In March, 2001, 150,000 shares of the Company’s common stock, valued at $10,500, were issued as partial payment of the note. As of ~~December~~ March 31, 200 ~~2~~ 4 , the total amount due and owing with respect to both of these notes is ~~$61~~ $76 , ~~190~~ 855 .

No officer or director has received any remuneration from us other than as set forth above. Although we have no current plan in existence, we may adopt a plan to pay or accrue compensation to our officers and directors for services rendered. We have no stock option, retirement, incentive or profit sharing plan or program for the benefit of officers, directors or employees but our Board of Directors may recommend the adoption of one or more of such programs in the future.

FINANCIAL STATEMENTS

The following are our financial statements, with ~~independent auditors’~~ report of registered public accounting firm , for the period ending December 31, ~~2002 and for~~ 2003, the period ending December 31, ~~2003~~ 2002, as well as for the unaudited three-month periods ending March 31, 2004, and March 31, 2003. Also included in our financial statements is the unaudited period from March 5, 2001 (inception) to March 31, 2004 .